Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 of DCP Midstream Partners, LP and Registration Statement Nos. 333-167108 and 333-175047 on Form S-3 of DCP Midstream Partners, LP of our report dated February 29, 2012, relating to the combined financial statements of the Southeast Texas Midstream Business (which report expresses an unqualified opinion including an explanatory paragraph referring to the preparation of the combined financial statements from the separate records maintained by DCP Midstream, LLC), appearing in this Current Report on Form 8-K/A of DCP Midstream Partners, LP dated May 31, 2012.

/s/ Deloitte & Touche LLP

Denver, Colorado

May 31, 2012